UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2017

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On February 27, 2017, Avista Corporation (Avista Corp. or the Company) received an order from the Washington Utilities and Transportation Commission (Commission or UTC) denying the Company's Petition for Reconsideration and/or Rehearing (Petition) in its 2016 electric and natural gas general rate cases. The Commission confirmed its previous order in the case, issued December 15, 2016, which denied the Company's proposed electric and natural gas rate increase requests of $38.6 million and $4.4 million, respectively.
In its order denying the Petition, the UTC generally referred back to its prior findings and conclusions in the order issued in December 2016. Consistent with the original order, Commissioner Jones dissented and did not support the decision in the latest order.
Avista Corp. evaluated all options for appeal of the Commission's latest order and determined that appeal of the Commission’s decision to the courts would bring a significant amount of uncertainty regarding the level of success of such an appeal, as well as the timing of any value that might come following a process that would take between one and two years. The Company believes greater long-term value can be achieved through focusing on upcoming new general rate cases, than through appealing the recent decision in the courts.
Now that the 2016 case is concluded, the Company will request meetings with the Commissioners to better understand their concerns and their expectations going forward. The Company will also reach out to Commission Staff and other parties to discuss needs and expectations prior to filing the next general rate case. The Company plans to file a general rate case in the second quarter of 2017.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	March 2, 2017	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer